UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NL Industries, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2008

To our Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of NL Industries, Inc., which will be held on Wednesday, May 21, 2008, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas.  The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our by-laws.

Sincerely,

Harold C. Simmons
Chairman of the Board and
Chief Executive Officer

NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2008

To the Shareholders of NL Industries, Inc.:

The 2008 Annual Meeting of Shareholders of NL Industries, Inc. will be held on Wednesday, May 21, 2008, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

(1)	to elect six directors to serve until the 2009 Annual Meeting of Shareholders;

(2)	to adopt an amendment to NL’s certificate of incorporation to remove Article XI (Requirements for Certain Business Transactions; Exceptions) as approved by our board of directors;

(3)	to adopt an amendment and restatement of NL’s certificate of incorporation as approved by our board of directors; and

(4)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 31, 2008 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.  A complete list of shareholders entitled to vote at the meeting will be available for examination during normal business hours by any of our shareholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope.  If you choose, you may still vote in person at the meeting even though you previously submitted your proxy card.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 15, 2008

TABLE OF CONTENTS

Page

TABLE OF CONTENTS

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING SHAREHOLDER

SECURITY OWNERSHIP

Ownership of NL
Ownership of Related Companies

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2007 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Non-Management and Independent Director Meetings
Shareholder Proposals and Director Nominations for the 2009 Annual Meeting of Shareholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2007 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2007
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Insurance Matters
Tax Matters
Reduction in the Outstanding CompX Class A Common Stock
Sale of Shares of TIMET Common Stock to Valhi
Consulting Services
Simmons Family Matters

PROPOSAL 2 — REMOVAL OF ARTICLE XI OF CERTIFICATE OF INCORPORATION

Summary of the Proposal
Voting Requirements

PROPOSAL 3 — AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION

Summary of the Proposal
Summary of the Changes between the Current Certificate of Incorporation and the Proposed Amended and Restated Certificate of Incorporation
Voting Requirements
Amendment and Restatement of our By-Laws

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

OTHER MATTERS

2007 ANNUAL REPORT ON FORM 10-K

ADDITIONAL COPIES

EXHIBIT A — NL Industries, Inc. Amended and Restated Certificate of Incorporation

EXHIBIT B — Article XI of the Current Certificate of Incorporation of NL Industries, Inc.

GLOSSARY OF TERMS

“CMRT” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.

“Computershare” means Computershare Trust Company, N.A., our stock transfer agent.

“CompX” means CompX International Inc., one of our publicly held subsidiaries that manufactures security products, furniture products and performance marine components.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“EWI” means EWI RE, Inc., a reinsurance brokerage and risk management company wholly owned by us.

“FAS 123R” means Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“independent directors” means the following directors: Cecil H. Moore, Jr., Thomas P. Stafford and Terry N. Worrell.

“ISA” means an intercorporate services agreement between or among Contran related companies pursuant to which employees of one or more related companies provide certain services, including executive officer services, to another related company on a fixed fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire, billets and wire rod.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held subsidiaries that is an international manufacturer of titanium dioxide pigments and that we account for on our financial statements using the equity method.

“named executive officer” means any person named in the Summary Compensation table in this proxy statement.

“NL,” “us,” “we” or “our” means NL Industries, Inc.

“non-management directors” means the following directors who are not one of our executive officers: Cecil H. Moore, Jr., Glenn R. Simmons, Thomas P. Stafford, Terry N. Worrell and Steven L. Watson.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 31, 2008, the date our board of directors set for the determination of shareholders entitled to notice of and to vote at the 2008 annual meeting of our shareholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TFMC” means TIMET Finance Management Company, a wholly owned subsidiary of TIMET.

“TIMET” means Titanium Metals Corporation, one of our publicly held sister corporations that is an integrated producer of titanium metals products.

“Valhi” means Valhi, Inc., our publicly held parent corporation that is a diversified holding company with principal investments in us and Kronos Worldwide.

“VHC” means Valhi Holding Company, one of our parent corporations.

--

NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

———————————————

PROXY STATEMENT

———————————————

GENERAL INFORMATION

This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2008 Annual Meeting of Shareholders to be held on Wednesday, May 21, 2008 and at any adjournment or postponement of the meeting.  The accompanying notice of annual meeting of shareholders sets forth the time, place and purposes of the meeting.  The notice, this proxy statement, the accompanying proxy card or voting instruction form and our 2007 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are first being mailed on or about April 15, 2008 to the holders of our common stock at the close of business on March 31, 2008.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain capitalized or other terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:           What is the purpose of the annual meeting?

A:	At the annual meeting, shareholders will vote on:

•	Proposal 1: the election of six directors;

•	Proposal 2: the adoption of an amendment to our certificate of incorporation to remove Article XI (Requirements for Certain Business Transactions; Exceptions) as approved by our board of directors;

•	Proposal 3: the adoption of an amendment and restatement of our certificate of incorporation as approved by our board of directors; and

•	any other matter that may properly come before the meeting.

Q:           How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR each of the nominees for director and FOR Proposal 2 and Proposal 3.

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 31, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.  Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 48,592,634 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:           How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you must follow the instructions from your nominee on how to vote your shares.

If you are a shareholder of record, you may:

•	vote in person at the annual meeting; or

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided.

If you execute a proxy card but do not indicate how you would like your shares voted for one or more of the nominees or for both of the other proposals, the agents will vote FOR the election of each such nominee for director and FOR each of Proposal 2 and Proposal 3 and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the meeting.

Q:           Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to receive proxies and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:           Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to Computershare will be kept confidential in accordance with our by-laws.

Q:           May I change or revoke my proxy or voting instructions?

A:	If you are a shareholder of record, you may change or revoke your proxy instructions at any time before the meeting in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date; or

•	voting in person at the meeting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions from your nominee on how to change or revoke your voting instructions.

Q:           What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.  Under the applicable rules of the NYSE and the SEC, brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares.  If such a broker/nominee who is entitled to vote on a routine matter delivers an executed proxy card and votes on some matters and not others, a matter not voted on is referred to in this proxy statement as a “broker/nominee non-vote.”  Shares of common stock that are voted to abstain from any business coming before the meeting and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee?

A:
A plurality of the affirmative votes of the holders of our outstanding shares of common stock represented and entitled to be voted at the meeting is necessary to elect each nominee for director.  The accompanying proxy card or voting instruction form provides space for you to withhold authority to vote for any of the nominees.  Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees.  However, since director nominees need only receive the plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such nominee.

Q:	Assuming a quorum is present, what vote is required to adopt Proposal 2 or Proposal 3?

The affirmative vote of the holders of at least two-thirds of our outstanding shares, and also of at least a majority of our outstanding shares that are not beneficially owned by Harold C. Simmons or his affiliates, is required to adopt Proposal 2.

The affirmative vote of the holders of at least two-thirds of our outstanding shares is required to adopt Proposal 3.  However, if Proposal 2 is not adopted by the requisite vote, the proposed amended and restated certificate of incorporation described in Proposal 3 will continue to include Article XI (Requirements for Certain Business Transactions; Exceptions) of our current certificate of incorporation.

The accompanying proxy card or voting instruction form provides space for you to vote against or abstain from voting on Proposal 2 or Proposal 3.  Shares of our common stock that are voted to abstain from either Proposal 2 or Proposal 3 or broker/nominee non-votes would have the same effect as a vote against  Proposal 2 or Proposal 3, as applicable.

Q:	Assuming a quorum is present, what vote is required to approve any other matter coming before the meeting?

A:
Except as our certificate of incorporation and applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares represented and entitled to vote at the meeting.  Shares of our common stock that are voted to abstain from any other business coming before the meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q:           Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to shareholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  We have retained The Altman Group, Inc. at an estimated cost of $6,000 plus the reimbursement of certain out-of-pocket expenses to aid in the distribution of this proxy statement and related materials and to solicit votes regarding Proposal 2.  Upon request, we will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

CONTROLLING SHAREHOLDER

Valhi directly held approximately 83.1% of the outstanding shares of our common stock as of the record date.  Valhi has indicated its intention to have its shares of our common stock represented at the meeting and voted FOR the election of each of the director nominees to our board of directors and FOR the adoption of Proposals 2 and 3.

If Valhi attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present, the shareholders will elect all the nominees to the board of directors and adopt Proposal 3 with Article XI (Requirements for Certain Business Transactions; Exceptions) of our current certificate of incorporation remaining in our proposed amended and restated certificate of incorporation.  The affirmative vote of Valhi’s shares of our common stock when combined with the affirmative vote of at least a majority of our outstanding shares that are not beneficially owned by Harold C. Simmons or his affiliates will be sufficient to adopt Proposals 2 and 3 with the removal of Article XI (Requirements for Certain Business Transactions; Exceptions) from the proposed amended and restated certificate of incorporation.

SECURITY OWNERSHIP

Ownership of NL.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known by us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our directors and executive officers as a group.  See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	NL Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	879,600	(4)	1.8%
Valhi, Inc. (3)	40,387,531	(4)	83.1%
TIMET Finance Management Company (3)	222,100	(4)	*
Annette C. Simmons (3)	269,775	(4)	*
	41,759,006	(4)	85.9%

Cecil H. Moore, Jr.	3,000		*
Glenn R. Simmons	11,000	(4)	*
Thomas P. Stafford	6,000		*
Steven L. Watson	11,000	(4)	*
Terry N. Worrell	4,000		*
Robert D. Graham	-0-	(4)	-0-
Kelly D. Luttmer	-0-	(4)	-0-
Gregory M. Swalwell	-0-	(4)	-0-
John A. St. Wrba	-0-	(4)	-0-
All our directors and executive officers as a group (11 persons)	41,794,006	(4)	86.0%
——————————
*           Less than 1%.

(1)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 48,592,634 shares of our common stock outstanding as of the record date.

(3)
The business address of Valhi and Harold C. and Annette C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The business address of TFMC is 1007 Orange Street, Suite 1400, Wilmington, Delaware  19801.

(4)	TIMET is the direct holder of 100% of the outstanding shares of TFMC common stock.

VHC, Annette C. Simmons, the CMRT, Harold C. Simmons, we, Valhi and the Foundation are the holders of approximately 26.9%, 11.7%, 8.5%, 4.0%, 0.8%, 0.5% and 0.2%, respectively, of the outstanding shares of common stock of TIMET.  Our percentage ownership of TIMET common stock includes 0.3% directly held by a wholly owned subsidiary of ours.

VHC, the Foundation, TFMC and the CMRT are the direct holders of approximately 92.6%, 0.9%, 0.7% and 0.1%, respectively, of the outstanding common stock of Valhi.  Dixie Rice is the direct holder of 100% of the outstanding common stock of VHC.  Contran is the beneficial holder of 100% of the outstanding common stock of Dixie Rice.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts.  Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.

The Foundation directly holds approximately 0.2% of the outstanding shares of TIMET common stock and 0.9% of the outstanding shares of Valhi common stock.  The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the Foundation.

The CMRT directly holds approximately 8.5% of the outstanding shares of TIMET common stock and 0.1% of the outstanding shares of Valhi common stock.  Contran sponsors this trust to permit the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.  Harold C. Simmons is the sole trustee of this trust and a member of the investment committee for this trust.  Contran’s board of directors selects the trustee and members of this trust’s investment committee.  All of our executive officers, Glenn R. Simmons and Steven L. Watson are participants in one or more of the employee defined benefit plans that invest through this trust.  Each of such persons disclaims beneficial ownership of any of the shares this trust holds, except to the extent of his or her individual vested beneficial interest, if any, in the plan assets this trust holds.

Harold C. Simmons is the chairman of the board and chief executive officer of us and Kronos Worldwide and the chairman of the board of each of TIMET, Valhi, VHC, Dixie Rice and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities.  However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CMRT.  Mr. Harold Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by Valhi or TFMC.

All of our directors or executive officers who are also directors or executive officers of Valhi, TFMC or their parent companies disclaim beneficial ownership of the shares of our common stock that such companies directly or indirectly hold.

Annette C. Simmons is the wife of Harold C. Simmons.  She is the direct owner of 269,775 shares of our common stock, 21,167,875 shares of TIMET common stock and 43,400 shares of Valhi common stock.  Mr. Simmons may be deemed to share indirect beneficial ownership of such shares.  Mr. Simmons disclaims all such beneficial ownership.

The Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons, is the direct holder of 17,432 shares of TIMET common stock and 36,500 shares of Valhi common stock.  Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of Valhi common stock this trust directly holds.  Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.

Harold C. Simmons is the direct owner of 879,600 shares of our common stock, 7,174,239 shares of TIMET common stock and 3,383 shares of Valhi common stock.

We and a wholly owned subsidiary of ours directly hold 3,522,967 and 1,186,200 shares of Valhi common stock, respectively.  Since we are a majority owned subsidiary of Valhi, and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that we and our subsidiary hold as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

Contran is the sole owner of Valhi’s 6% series A preferred stock and a trust related to Harold C. Simmons is the sole owner of VHC’s 2% convertible preferred stock.  Messrs. Harold and Glenn Simmons and Watson each hold of record one director qualifying share of Dixie Rice.

VHC has pledged 3,304,992 shares of TIMET common stock as security and 13,920,000 shares of Valhi common stock as security.

The business address of Contran, the CMRT, the Foundation, TIMET and VHC is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of several companies related to us.

Ownership of Kronos Worldwide and Valhi.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of Kronos Worldwide and Valhi common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Kronos Worldwide Common Stock			Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Harold C. Simmons	152,367	(4)	*	3,383	(4)	*
Valhi, Inc.	28,995,021	(4)	59.2%	n/a		n/a
NL Industries, Inc.	17,516,132	(4)	35.8%	n/a	(3)	n/a
TIMET Finance Management Company.	5,203	(4)	*	796,411	(4)	*
Valhi Holding Company	-0-	(4)	-0-	105,320,163	(4)	92.6%
Harold Simmons Foundation, Inc	-0-	(4)	-0-	1,006,500	(4)	*
The Combined Master Retirement Trust	-0-	(4)	-0-	115,000	(4)	*
Annette C. Simmons	36,356	(4)	*	43,400	(4)	*
Annette Simmons Grandchildren’s Trust	-0-	(4)	-0-	36,500	(4)	*
	46,705,079		95.4%	107,321,357		94.4%

Cecil H. Moore, Jr.	2,012	(4)	*	-0-		-0-
Glenn R. Simmons	10,438	(4)	*	9,060	(4)(5)	*
Thomas P. Stafford	2,000	(4)	*	-0-		-0-
Steven L. Watson	5,733	(4)	*	17,246	(4)	*
Terry N. Worrell	-0-	(4)	-0-	-0-		-0-
Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-
Kelly D. Luttmer	-0-	(4)	-0-	45,000	(4)(6)	*
Gregory M. Swalwell	-0-	(4)	-0-	56,166	(4)(6)	*
John A. St. Wrba	-0-	(4)	-0-	-0-	(4)	-0-
All our directors and executive officers as a group (11 persons)	46,725,262	(4)	95.4%	107,448,829	(4)(5)(6)	94.4%
——————————
*           Less than 1%.

(1)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(2)	The percentages are based on 48,956,549 shares of Kronos Worldwide common stock outstanding as of the record date.

(3)
The percentages are based on 113,679,778 shares of Valhi common stock outstanding as of the record date.  For purposes of calculating the outstanding shares of Valhi common stock as of the record date, 3,522,967 and 1,186,200 shares of Valhi common stock held by us and a wholly owned subsidiary of ours, respectively, are treated as treasury stock for voting purposes and for purposes of this statement are excluded from the amount of Valhi common stock outstanding.

(4)
See footnote 4 to the Ownership of NL table above for a description of certain relationships among the individuals, entities or groups appearing in this table.  All of our directors or executive officers disclaim beneficial ownership of any shares of Kronos Worldwide common stock that we directly or indirectly own.  All of our directors or executive officers who are also directors or executive officers of any of our parent companies or the Foundation disclaim beneficial ownership of the shares of Kronos Worldwide or Valhi common stock that such entities directly or indirectly own.

Other than the securities he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all securities that his wife, Annette C. Simmons, directly or indirectly owns.

Valhi has pledged 19,987,305 shares of Kronos Worldwide common stock as security.

(5)
The shares of Valhi common stock shown as beneficially owned by Glenn R. Simmons include 1,500 shares his wife holds and 400 shares she holds in her retirement account, with respect to all of which shares he disclaims beneficial ownership.

(6)
The shares of Valhi common stock shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options granted pursuant to Valhi’s stock option plans that such person may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of Valhi Common Stock Issuable Upon the Exercise of Stock Options On or Before May 30, 2008

Kelly D. Luttmer	45,000
Gregory M. Swalwell	55,000

Ownership of CompX.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the CompX class A and B common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	CompX Class A Common Stock			CompX Class B Common Stock (1)			CompX Class A and Class B Common Stock Combined Percent of Class (2)(3)
Beneficial Owner	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)(3)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)(3)

Harold C. Simmons	66,900	(4)	2.8%	-0-	(4)	-0-	*
NL Industries, Inc.	755,004	(4)	31.1%	10,000,000	(4)	100.0%	86.6%
Annette C. Simmons	20,000	(4)	*	-0-	(4)	-0-	*
	841,904	(4)	34.7%	10,000,000	(4)	100.0%	87.3%

Cecil H. Moore, Jr.	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Glenn R. Simmons	23,500	(4)(5)(6)	1.0%	-0-	(4)	-0-	*
Thomas P. Stafford	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Steven L. Watson	14,000	(4)(5)	*	-0-	(4)	-0-	*
Terry N. Worrell	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Kelly D. Luttmer	200	(4)	*	-0-	(4)	-0-	*
Gregory M. Swalwell	-0-	(4)	-0-	-0-	(4)	-0-	-0-
John A. St. Wrba	-0-	(4)	-0-	-0-	(4)	-0-	-0-
All our directors and executive officers as a group (11 persons)	879,604	(4)(5)(6)	67.9%	10,000,000	(4)	100.0%	87.6%
——————————
*           Less than 1%.

(1)
Each share of CompX class B common stock entitles the holder to one vote on all matters except the election of directors, on which each share is entitled to ten votes.  In certain instances, shares of CompX class B common stock are automatically convertible into shares of CompX class A common stock.

(2)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(3)	The percentages are based on 2,426,060 shares of CompX class A common stock outstanding as of the record date and 10,000,000 shares of CompX class B common stock outstanding as of the record date.

(4)	NL directly holds approximately 86.6% of the combined voting power of the outstanding shares of CompX class A and B common stock (approximately 98.4% for the election of directors).

All of our directors or executive officers disclaim beneficial ownership of any shares of CompX common stock that we directly own.  All of our directors or executive officers who are also directors or executive officers of our parent companies disclaim beneficial ownership of the shares of CompX common stock that NL directly holds.

Other than the securities he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all securities that his wife, Annette C. Simmons, directly or indirectly owns.

(5)
The shares of CompX class A common stock shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options that such person or group may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of CompX Class A Common Stock Issuable Upon the Exercise of Stock Options On or Before May 30, 2008

Glenn R. Simmons	6,000
Steven L. Watson	6,000

(6)
The shares of CompX class A common stock shown as beneficially owned by Glenn R. Simmons include 500 shares his wife holds in her retirement account, with respect to which shares he disclaims beneficial ownership.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides that the board of directors shall consist of not less than seven nor more than 17 members as determined by our board of directors or shareholders.  Our board of directors has currently set the number of directors at seven and recommended six director nominees for the 2008 annual meeting.  The board of directors has determined that it can adequately represent our shareholders with six directors and one vacancy on the board of directors.  Our proposed amendment and restatement of our certificate of incorporation as discussed in Proposal 3 to this proxy statement and set forth in Exhibit A to this proxy statement would, among other things, provide for our by-laws to set the minimum and maximum number of persons who serve on our board of directors and allow our board of directors more flexibility, without a vote of our shareholders, in setting the number of persons who serve on our board of directors.  In the event of the adoption of Proposal 3, our board of directors has set the number of directors at six.

Even though there is currently a vacancy of one directorship on the board of directors, you cannot vote for a greater number of persons than the six director nominees set forth in this proxy statement.  The directors elected at the meeting will hold office until our 2009 Annual Meeting of Shareholders and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, all shares represented by a proxy card will be voted FOR an alternate nominee to be selected by the board of directors, unless the shareholder executing such proxy card withholds authority to vote for such nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  The respective nominees have provided the following information.

Cecil H. Moore, Jr., age 68, has served on our board of directors since 2003.  Mr. Moore is currently a private investor and retired from KPMG LLP in 2000 after 37 years in which he served in various capacities with the public accounting firm.  Among other positions, he served as managing partner of the firm’s Dallas, Texas office from 1990 to 1999.  Prior to 1990, Mr. Moore was partner-in-charge of the audit and accounting practice of the firm’s Dallas, Texas office for 12 years.  Mr. Moore is also a director and chairman of the audit committee of Perot Systems Corporation, a worldwide provider of information technology services and business solutions.  He is a member of our audit committee and on the board of directors and chairman of the audit committee of Kronos Worldwide.

Glenn R. Simmons, age 80, has served on our board of directors since 1986.  Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 2003.  Mr. Simmons has been chairman of the board of CompX and Keystone since prior to 2003 and also serves on the board of directors of Kronos Worldwide and TIMET.  In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005.  Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1969.  He is a brother of Harold C. Simmons.

Harold C. Simmons, age 76, has served as our chief executive officer since 2003, our chairman of the board since 1987 and on our board of directors since 1986.  Mr. Simmons has served as chairman of the board and chief executive officer of Kronos Worldwide since 2003.  He also has served as chairman of the board of TIMET since 2005, chief executive officer of TIMET from 2005 to 2006 and vice chairman of the board of TIMET from 2004 to 2005.  Mr. Simmons has been chairman of the board of Valhi and Contran since prior to 2003.  Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1961.  Mr. Simmons is a brother of Glenn R. Simmons.

General Thomas P. Stafford (retired), age 77, served on our board of directors from 1984 to 1986 and was re-appointed in 2000.  Gen. Stafford was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966.  In 1969, Gen. Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon.  He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975.  He served as U.S. Air Force Deputy Chief of Staff for Research and Development and Acquisition.  After his retirement from the United States Air Force in 1979 as Lieutenant General, he became chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position until 1984, when he joined General Technical Services, Inc., a consulting firm.  Gen. Stafford was also affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, from 1982 until 2005.  Gen. Stafford has more recently served as an advisor to a number of governmental agencies including the National Aeronautics and Space Administration (NASA) and the Air Force Material Command.  He is currently chairman of the NASA Advisory Council Task Force on the International Space Station Program, and also served as co-chairman of the Stafford-Covey NASA Space Shuttle Return to Flight Task Group.  Gen. Stafford has received many honors and decorations including the Congressional Space Medal of Honor.  He is also a director of TIMET and chairman of each of TIMET’s audit committee, management development and compensation committee and nominations committee.  Gen. Stafford is chairman of each of our audit committee and management development and compensation committee.

Steven L. Watson, age 57, has served on our board of directors since 2000.  Mr. Watson has served as vice chairman of the board of Kronos Worldwide since 2004.  He has served as chief executive officer of TIMET since 2006 and vice chairman of the board of TIMET since 2005.  Mr. Watson has been chief executive officer of Valhi since 2002 and president and a director of Valhi and Contran since 1998.  He is also a director of CompX and Keystone.  Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

Terry N. Worrell, age 63, has served on our board of directors since 2003.  Mr. Worrell has been a private investor with Worrell Investments, Inc., a real estate investment company, since 1989.  From 1974 to 1989, Mr. Worrell was president and chief executive officer of Sound Warehouse of Dallas Inc., a chain of retail music stores.  Mr. Worrell is a director of Regency Centers Corporation, a real estate investment trust.  He is also a director of TIMET and serves on TIMET’s audit committee.  Mr. Worrell serves on each of our audit committee and management development and compensation committee.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Harold C. Simmons is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Harold C. Simmons	76	Chairman of the Board and Chief Executive Officer
Robert D. Graham	52	Vice President and General Counsel
Tim C. Hafer	46	Vice President and Controller
Kelly D. Luttmer	44	Vice President and Tax Director
John A. St. Wrba	51	Vice President and Treasurer
Gregory M. Swalwell	51	Vice President, Finance and Chief Financial Officer

Robert D. Graham has served as vice president and general counsel of us and Kronos Worldwide since 2003, executive vice president of TIMET since 2006, vice president of TIMET from 2004 to 2006 and vice president of Valhi and Contran since 2002.  From 1997 to 2002, Mr. Graham served as an executive officer and later as executive vice president and general counsel of Software Spectrum, Inc., a global business-to-business software services provider.  From 1985 to 1997, Mr. Graham was a partner in the law firm of Locke Purnell Rain Harrell (A Professional Corporation), a predecessor to Locke Lord Bissell & Liddell LLP.

Tim C. Hafer has served as vice president and controller of us and Kronos Worldwide since 2006.  He served as director – finance and control of us and Kronos Worldwide from 2003 to 2006.  For 2003 and prior years, Mr. Hafer served as an assistant controller of Valhi and Contran.  Mr. Hafer has served in financial accounting positions with various companies related to Valhi and Contran since 1999.

Kelly D. Luttmer has served as vice president of us, CompX, Contran, Kronos Worldwide and Valhi since 2004, vice president and tax director of TIMET since 2006, tax director of us and Kronos Worldwide since 2003 and tax director of CompX, Valhi and Contran since 1998.  Ms. Luttmer has served in tax accounting positions with various companies related to Valhi and Contran since 1989.

John A. St. Wrba has served as vice president and treasurer of us since 2003, Valhi since 2005 and TIMET and Contran since 2004.  He has also served as vice president of Kronos Worldwide since 2004 and treasurer of Kronos Worldwide since 2003.  He was our assistant treasurer from 2002 to 2003.

Gregory M. Swalwell has served as chief financial officer of us and Kronos Worldwide since 2004, vice president, finance of us and Kronos Worldwide since 2003, vice president of TIMET since 2004 and vice president and controller of Valhi and Contran since 1998.  Mr. Swalwell has served in accounting and financial positions with various companies related to Valhi and Contran since 1988.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Because of Valhi’s ownership of 83.1% of our common stock, we are considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees.  We have chosen not to have a majority of independent directors or an independent nominating or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our shareholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full board of directors.  Applying the NYSE director independence standards without any additional categorical standards, the board of directors has determined that Cecil H. Moore, Jr., Thomas P. Stafford and Terry N. Worrell are independent and have no material relationship with us other than serving as our directors.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE listing standards for a compensation committee.

In determining that Mr. Worrell has no material relationship with us other than serving as our director, the board of directors considered the following relationship.

•
As part of a five-year pledge of $5.0 million, the Foundation, of which Harold C. Simmons is the chairman of the board, contributed in each of 2005, 2006 and 2007 $1.0 million to Children’s Medical Foundation of Texas, of which foundation Mr. Worrell serves as a trustee.

The board determined that Mr. Worrell did not have a direct or indirect material interest in this transaction based on his representation that he receives no compensation for serving as a trustee of Children’s Medical Foundation of Texas.

2007 Meetings and Standing Committees of the Board of Directors.  The board of directors held five meetings and took action by written consent on one occasion in 2007.  Each director participated in at least 80% of all of such meetings and of the 2007 meetings of the committees on which he served at the time.  It is expected that each director will attend our annual meeting of shareholders, which is held immediately before the annual meeting of the board of directors.  All our directors attended our 2007 annual shareholder meeting.

The board of directors has established and delegated authority to two standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual shareholder meeting.  The board of directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in our audit committee charter.  Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Cecil H. Moore, Jr. is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Thomas P. Stafford (chairman), Cecil H. Moore, Jr. and Terry N. Worrell.  Our audit committee held seven meetings in 2007.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to an ISA with a related party;

•	to review, approve or administer certain matters regarding our employee defined benefit plans or programs;

•	to review, approve, administer and grant awards under our equity compensation plans; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

The board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  In certain instances under our 1998 Long-Term Incentive Plan, a plan allowing for grants of cash or equity performance awards, the management development and compensation committee may delegate its authority to administer this plan to certain individuals, which delegation authority the committee has not utilized.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Thomas P. Stafford (chairman) and Terry N. Worrell.  Our management development and compensation committee held one meeting in 2007.

Non-Management and Independent Director Meetings.  Pursuant to our corporate governance guidelines, our non-management directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without management participation.  Our independent directors also meet at least once annually, without management participation.  The chairman of our audit committee presides at all of these meetings.  In 2007, we complied with these requirements.

Shareholder Proposals and Director Nominations for the 2009 Annual Meeting of Shareholders.  Shareholders may submit proposals on matters appropriate for shareholder action at our annual shareholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 16, 2008 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of shareholders in 2009.

The board of directors will consider the director nominee recommendations of our shareholders.  The board of directors has no specific minimum qualifications for director candidates.  The board of directors will consider a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees.  Historically, our management has recommended director nominees to the board of directors.  Because under the NYSE listing standards we may be deemed to be a controlled company, the board of directors believes that additional policies or procedures with regard to the consideration of director candidates recommended by its shareholders are not appropriate.

Proposals and nominations should be addressed to our corporate secretary at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.

Communications with Directors.  Shareholders and other interested parties who wish to communicate with the board of directors or its non-management directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communications, or summaries of such communications, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2007 the management development and compensation committee was composed of Thomas P. Stafford and Terry N. Worrell.  No member of the committee:

•	was an officer or employee of ours during 2007 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2007, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, our chairman of the board is on the board of directors of Contran and Contran employs Glenn R. Simmons and Steven L. Watson, who each serve as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specific delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman presides at all meetings of the non-management or independent directors.

Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.nl-ind.com under the corporate governance section.  In addition, any person may obtain a copy of these three documents without charge, by sending a written request to the attention of our corporate secretary at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AND OTHER INFORMATION

Compensation Discussion and Analysis.  For 2006 and 2007, all of our named executive officers were employees of Contran.  For each of these years, we paid Contran a fee to receive, among other things, the services of our named executive officers pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee.  Pursuant to certain other ISAs, each of CompX and Kronos Worldwide also paid a fee to Contran for, among other things, the services our named executive officers provided to those companies, which fees were approved by the independent directors of those companies.  Additionally, we and Kronos Worldwide each paid director fees in the form of cash and stock compensation to our chief executive officer for his service on the boards of directors of us and Kronos Worldwide, respectively.  Other than these director fees, we did not pay any compensation directly to our named executive officers.

Intercorporate Services Agreements.  The charges under these ISAs reimburse Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under these ISAs for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2007 under these ISAs. Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of our named executive officers with Contran and certain of its other publicly held subsidiaries.  For each named executive officer, the portion of the annual charge we paid for each year to Contran under these ISAs attributable to the services of such executive officer is set forth in footnote 2 to the Summary Compensation table in this proxy statement.  The amounts charged under these ISAs and the cash director fees are not dependent upon our financial performance.

We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the last quarter of the prior year and the early part of each current year, Contran’s senior management, including our named executive officers, estimated the number of hours (out of a standard 2,080-hour year) that each Contran employee, including our named executive officers, was expected to devote in such current year to Contran and its subsidiaries, including us.  Contran’s senior management then allocated Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on the ratio of the estimated hours of service devoted to each company and the total number of standard hours in the year.  The cost of each officer’s services that is allocated for 2006 and 2007 was the sum of the following:

•	the annualized base salary of such officer at the beginning of the year;

•	the bonus Contran paid such officer (other than bonuses for specific matters) in the prior year, which served as a reasonable approximation of the bonus that may be paid in the current year; and

•
an overhead factor (19% for 2007 as compared to 21% for 2006) applied to the base salary for the cost of medical and life insurance benefits, social security and medicare taxes, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to the provision of such services.

The overhead factor declined in 2007 as compared to 2006 as a result of Contran achieving some economies of scale and being able to spread the fixed costs included in determining the overhead factor over a greater number of employees providing services under various ISAs.  Contran’s senior management then made such adjustments to the details of the proposed ISA charges as they deemed necessary for accuracy, overall reasonableness and fairness to us and our subsidiaries.

In the first quarter of each year, the proposed charges for that year under these ISAs were presented to the respective management development and compensation committees of CompX, Kronos Worldwide and us to determine whether the committee would recommend that its board of directors approve the applicable ISA charges.  During such presentations, each committee was informed of:

•	the quality of the services Contran provides;

•
the $1.0 million charge to each publicly held company for the services of Harold C. Simmons for his service as chief executive officer, where applicable, or his consultation and advice to the chief executive officer regarding major strategic corporate matters;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years; and

•	the comparison of the prior year and proposed current year average hourly rate.

After such presentations and following further discussion and review, the management development and compensation committee of each of CompX, Kronos Worldwide and us recommended that their respective boards of directors approve the proposed ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran under the applicable ISA; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review any ISA charges from Contran to any other publicly held sister or subsidiary company, which charges were separately reviewed by the management development and compensation committee of the applicable company.

Based on the recommendations of the committees, the independent directors of each of CompX, Kronos Worldwide and us approved the applicable proposed annual ISA charge effective January 1st of each year with the other directors abstaining.

For financial reporting and income tax purposes, the ISA fees are expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were somehow to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Equity-Based Compensation.  Prior to 2004, we decided to forego the grant of any equity compensation to our employees, although we continue to grant annual awards of stock to our directors.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted to anyone in 2008, other than annual grants of stock to our directors, including our chief executive officer.  See the Director Compensation section in this proxy statement for a discussion of these annual grants.  The dollar amount for option awards appearing in the Summary Compensation table below represents the income or loss we recognized for financial statement reporting purposes in each of the reported years for stock options to purchase our common stock held by the named executive officers.    The dollar amount of stock awards appearing in the Summary Compensation table represents the value recognized for financial statement reporting purposes of shares of common stock we or Kronos Worldwide granted to Mr. Harold Simmons in 2006 and 2007 for his director services.

Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Thomas P. Stafford Chairman of our Management Development and Compensation Committee	Terry N. Worrell Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The Summary Compensation table below provides information concerning compensation we, CompX and Kronos Worldwide paid or accrued for services rendered during the last two years by our chief executive officer, chief financial officer and each of the three other most highly compensated individuals (based on ISA charges to us and our subsidiaries) who were our executive officers at December 31, 2007.  All of our named executive officers were employees of Contran for the last two years and provided their services to us and our subsidiaries pursuant to the ISAs.  For a discussion of these ISAs, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2007 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Stock Awards		Option Awards		Total

Harold C. Simmons	2007	$3,046,000	(2)	$25,740	(3)	$(10,310)	(4)	$3,061,430
Chairman of the Board and Chief	2006	3,047,000	(2)	26,985	(3)	(11,904)	(4)	3,062,081
Executive Officer

Robert D. Graham	2007	785,900	(2)	-0-		-0-		785,900
Vice President and General Counsel	2006	584,200	(2)	-0-		-0-		584,200

Kelly D. Luttmer	2007	559,000	(2)	-0-		-0-		559,000
Vice President and Tax Director	2006	505,700	(2)	-0-		-0-		505,700

Gregory M. Swalwell	2007	548,600	(2)	-0-		-0-		548,600
Vice President, Finance and Chief	2006	508,000	(2)	-0-		-0-		508,000
Financial Officer

John A. St. Wrba	2007	376,500	(2)	-0-		-0-		376,500
Vice President and Treasurer	2006	348,700	(2)	-0-		-0-		348,700
——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
The amounts shown in the 2007 Summary Compensation table as salary for each named executive officer represent the portion of the fees we, CompX and Kronos Worldwide paid to Contran pursuant to certain ISAs with respect to the services such officer rendered to us and our subsidiaries.  The amount shown in the table as salary for Mr. Harold Simmons also includes director cash compensation paid to him by us and Kronos Worldwide.  The components of salary shown in the 2007 Summary Compensation table for each of our named executive officers are as follows.

	2006		2007

Harold C. Simmons
ISA Fees:
CompX	$1,000,000		$1,000,000
Kronos Worldwide	1,000,000		1,000,000
NL	1,000,000		1,000,000
Director Fees Earned or Paid in Cash:
Kronos Worldwide	23,000		22,000
NL	24,000		24,000
	$3,047,000		$3,046,000

Robert D. Graham
ISA Fees:
CompX	$ 25,400		$ 80,200
Kronos Worldwide	254,000	(a)	255,000	(a)
NL	304,800		450,700
	$ 584,200		$ 785,900

Kelly D. Luttmer
ISA Fees:
CompX	$ 78,400		$ 63,900
Kronos Worldwide	274,400	(a)	307,900	(a)
NL	152,900	(b)	187,200	(b)
	$ 505,700		$ 559,000

Gregory M. Swalwell
ISA Fees:
CompX	$ 50,800		$ 36,000
Kronos Worldwide	228,600	(a)	218,800	(a)
NL	228,600		293,800
	$ 508,000		$ 548,600

John A. St. Wrba
ISA Fees:
CompX	$ 26,800		$ 14,800
Kronos Worldwide	268,200	(a)	302,400	(a)
NL	53,700		59,300
	$ 348,700		$ 376,500

(a)	Includes amounts allocated to Kronos International, Inc., a wholly owned subsidiary of Kronos Worldwide, under the ISA between Contran and Kronos Worldwide.

(b)	Includes amounts allocated to EWI, our wholly owned subsidiary, under the ISA between Contran and us.

(3)
Stock awards to Mr. Simmons in 2006 and 2007 consisted of shares of common stock we or Kronos Worldwide granted to him for his services as a director.  See the 2007 Grants of Plan-Based Awards table below for more details regarding the 2007 grants.  The 2006 grants consisted of the following:

Shares of Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of Common Stock

500 shares of Kronos Worldwide common stock	May 24, 2006	$29.99	$14,995
1,000 shares of NL common stock	May 24, 2006	$11.99	11,990
			$26,985

These stock awards were valued at the closing price of a share of the common stock on the date of grant.

(4)
Represents the compensation income or expense we recognized in the respective year for financial statement reporting purposes for the options to purchase our common stock held by Mr. Simmons.  We account for these options to purchase our common stock using the liability method of FAS 123R, under which we re-measure the fair value of all outstanding stock options at each balance sheet date until the options are exercised or otherwise settled.  We use the closing market price of our common stock at each balance sheet date to determine the fair value, which fair value cannot be less than zero.  For financial statement reporting purposes, we recognize compensation expense or income, as applicable, to reflect increases or decreases in the aggregate fair value of all outstanding stock options.  The aggregate fair value of the outstanding stock options decreased during 2006, principally because the December 31, 2005 closing market price of our common stock was higher as compared to December 31, 2006.  The aggregate fair value of Mr. Simmons’ outstanding stock options decreased during 2007 due to their expiration.  As a result, we recognized compensation income in 2006 and 2007 related to Mr. Simmons’ stock options.  To the extent we recognize compensation income for financial reporting purposes related to these stock options, such as we did in 2006 and 2007, we report in this table the corresponding reduction in compensation expense with respect to the change in stock option values.

2007 Grants of Plan-Based Awards.  The following table sets forth details of the stock awards we and Kronos Worldwide granted to our chief executive officer in 2007 for his services as director of each corporation.  No other named executive officer received any plan-based awards from us or our subsidiaries in 2007.

2007 GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Date of Approval (2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)

Harold C. Simmons
Kronos Worldwide common stock (3)	May 17, 2007	January 1, 2004	500	$15,120
NL common stock (4)	May 25, 2007	January 1, 2004	1,000	10,620
				$25,740

(1)	Certain non-applicable columns have been omitted from this table.

(2)
As preapproved by the respective management development and compensation committees of each of us and Kronos Worldwide on the day of each issuer’s annual shareholder meeting, each director elected on that day receives a grant of shares of such issuer’s common stock as determined by the following formula based on the closing price of a share of the common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.  For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their dates of grant, which closing prices were:

Common Stock	Date of Grant	Closing Price on Date of Grant

Kronos Worldwide	May 17, 2007	$30.24
NL	May 25, 2007	$10.62

(3)	Granted by Kronos Worldwide pursuant to its 2003 Long-Term Incentive Plan.

(4)	Granted by us pursuant to our 1998 Long-Term Incentive Plan.

Outstanding Equity Awards at December 31, 2007.  The following table provides information with respect to the outstanding stock options to purchase shares of our common stock or common stock of our subsidiaries and held by our named executive officers as of December 31, 2007.  Mr. Swalwell and Ms. Luttmer were the only named executive officers that held such stock options at December 31, 2007.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007 (1)

	Option Awards
Name	Number of Shares Underlying Unexercised Options at December 31, 2007 (#)		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable

Gregory M. Swalwell
CompX Stock Options (2)	5,000	-0-	$20.0000	03/05/08

Kelly D. Luttmer
CompX Stock Options (2)	4,000	-0-	20.0000	03/05/08

——————————
(1)	Certain non-applicable columns have been omitted from this table.

(2)
CompX issued these stock options.  They are exercisable for shares of CompX class A common stock and vested at a rate of 20% on each of the first five anniversary dates of the date of grant of the stock option, which date of grant was the tenth anniversary prior to the expiration date of the stock option.

Option Exercises and Stock Vested.  During 2007, no named executive officer exercised any stock options or had any stock awards vest.  For stock awards granted in 2007 that had no vesting restrictions, see the 2007 Grants of Plan-Based Awards table above.

Pension Benefits.  We do not have any pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors are entitled to receive compensation for their services as directors.  Our directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees.  In addition to the annual retainers for service on the board of directors, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement receive an annual retainer of $20,000, paid in quarterly installments (provided that if one person served in both capacities only one such retainer was paid), and other members of our audit committee receive an annual retainer of $10,000, paid in quarterly installments, for their service on the audit committee.  Members of our management development and compensation committee also receive an annual retainer of $2,000, paid in quarterly installments, for their service on that committee.  If a director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.  In addition, Gen. Stafford receives an annual payment of $15,000 as a result of his service on our board of directors prior to 1987.

As discussed in footnote 2 to the 2007 Grants of Plan-Based Awards table, on the day of each annual shareholder meeting, each of our directors elected on that date receives a grant of shares of our common stock as determined by the closing price of a share of our common stock on the date of such meeting.  The following table provides information with respect to compensation certain of our directors earned or received for their 2007 director services provided to us.

2007 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards		All Other Compensation		Total

Cecil H. Moore, Jr. (4).	$49,000	$10,620	$ -0-		$ -0-		$59,620
Glenn R. Simmons (4)(5)	25,000	10,620	-0-		22,400	(6)	58,020
Thomas P. Stafford	51,000	10,620	-0-		15,000	(7)	76,620
Steven L. Watson (4)(5)	25,000	10,620	(10,310)	(8)	347,400	(6)	372,710
Terry N. Worrell	40,000	10,620	-0-		-0-		50,620

——————————
(1)
Certain non-applicable columns have been omitted from this table.  For compensation Harold C. Simmons earned or received for serving as our director, see the 2007 Summary Compensation table (footnotes 2 and 3) and 2007 Grants of Plan-Based Awards table set forth above.

(2)	Represents retainers and meeting fees the director received or earned for director services he provided to us in 2007.

(3)
Represents the value of 1,000 shares of our common stock we granted to each of these directors. For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their date of grant, which closing price and date of grant were $10.62 and May 25, 2007, respectively.

(4)
Messrs. Moore, Glenn Simmons and Watson also receive compensation from CompX and Kronos Worldwide for services as a director of CompX or Kronos Worldwide.  For 2007, they each earned or received the following for these director services:

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	Total

Cecil H. Moore, Jr.
Kronos Worldwide Director Services	$47,000	$15,120	$ -0-	$62,120

Glenn R. Simmons
CompX Director Services	24,000	18,350	2,300	$44,650
Kronos Worldwide Director Services	23,000	15,120	-0-	38,120
				$82,770

Steven L. Watson
CompX Director Services	24,000	18,350	2,300	$44,650
Kronos Worldwide Director Services	23,000	15,120	-0-	38,120
				$82,770
—————————
(a)	Represents retainers and meeting fees received or earned for 2007 director services.

(b)
For the purposes of this table and financial statement reporting, these stock awards comprised the following number of shares and were valued at the following closing prices per share of such shares on their respective dates of grant:

Common Stock	Shares Granted	Date of Grant	Closing Price on Date of Grant	Dollar Value of Stock Award

CompX Class A Common Stock	1,000	May 30, 2007	$18.35	$18,350
Kronos Worldwide Common Stock	500	May 17, 2007	$30.24	$15,120

(c)
This value relates to stock options to purchase CompX class A common stock that CompX granted to its nonemployee directors for their director services.  We determined this value by applying FAS 123R to determine the amount recognized for financial statement reporting purposes (disregarding any estimate of forfeitures related to service based vesting conditions) and calculated using the Black-Scholes stock option valuation model with the following weighted average assumptions:

•	a stock price volatility of 37% to 45%;
•	risk-free rates of return of 5.1% to 6.9%;
•	dividend yields of nil to 5.0%; and
•	an expected term of ten years.

(5)
As of December 31, 2007, the following directors held the following stock options exercisable for shares of CompX class A common stock, certain of which stock options were granted for director services rendered to CompX and certain of which were granted for other services rendered to CompX, as indicated:

	December 31, 2007
Name	Aggregate Number of Shares Underlying Outstanding Stock Options Granted for Director Services	Aggregate Number of Shares Underlying Outstanding Stock Options Granted for Other Services	Total

Glenn R. Simmons	6,000	50,000	56,000
Steven L. Watson	6,000	10,000	16,000

(6)
The amounts shown in the table as all other compensation for Messrs. Glenn Simmons and Watson represent the portion of the 2007 fees we paid pursuant to our ISA with Contran for the services they rendered to us (including amounts allocated to EWI, our wholly owned subsidiary).  CompX and Kronos Worldwide also paid 2007 fees to Contran pursuant ISAs, a portion of which was for the services of Messrs. Glenn Simmons and Watson.  The portions of the CompX and Kronos Worldwide 2007 ISA fees paid to Contran under their ISAs for the services of Messrs. Glenn Simmons and Watson are as follows.

Glenn R. Simmons
ISA Fees:
CompX	$ 37,400
Kronos Worldwide	-0-
$ 37,400

Steven L. Watson
ISA Fees:
CompX	$ 67,600
Kronos Worldwide	490,800	(a)
$ 558,400

(a)	Includes amounts allocated to Kronos International, Inc., a wholly owned subsidiary of Kronos Worldwide, under the ISA between Contran and Kronos Worldwide.

(7)	Gen. Stafford (ret.) receives an annual lifetime benefit payment of $15,000 as a result of his service on our board of directors prior to 1987.

(8)
Prior to 2004, we granted stock options exercisable for shares of our common stock on an annual basis to each director for his director services.  As of December 31, 2006, Steven L. Watson held stock options exercisable for 2,000 shares of our common stock, which shares were fully vested at that date.  As of December 31, 2007, all of his stock options exercisable for shares of our common stock had expired.  This amount represents the compensation income we recognized in 2007 for financial statement reporting purposes related to these stock options.  See footnote 4 to the Summary Compensation table for information as to how we calculated this compensation income.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2007 our executive officers, directors and 10% shareholders complied with all applicable filing requirements under section 16(a), except that Gen. Thomas P. Stafford filed on February 29, 2008 a Form 4 after the required filing date reporting a sale of shares of our common stock on September 30, 2004 and Harold C. Simmons filed on February 28, 2008 a Form 4 after the required filing date reporting a purchase of shares of our common stock on November 26, 2007.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy .  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of shareholder ratification or approval by independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of CompX, Contran, Keystone, Kronos Worldwide, TIMET or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests. In such an event, we implement such procedures as appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the employees’ cash compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving a recommendation from the company’s management development and compensation committee.  See the Intercorporate Services Agreements part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken in approving the aggregate 2007 ISA fees charged by Contran to us or our subsidiaries.

The following table sets forth the fees paid by us and our subsidiaries to Contran in 2007 and the amount anticipated to be paid to Contran in 2008 for services Contran provided us or our subsidiaries under the various ISAs.

Recipient of Services from Contran under an ISA	Fees Paid to Contran under the ISA in 2007		Fees Expected to be Paid to Contran under the ISA in 2008
	(In millions)

NL Industries, Inc.	$ 4.877	(1)	$ 4.779	(1)
Kronos Worldwide, Inc.	6.516	(1)	6.824	(1)
CompX International Inc.	2.879	(2)	3.081	(2)
Total	$14.272	(1)(2)	$14.684	(1)(2)

——————————

(1)	In addition to the reported ISA charges, we and Kronos Worldwide also pay Messrs. Glenn and Harold Simmons and Watson for their services as directors.

(2)	In addition to the reported ISA charges, CompX also pays Messrs. Glenn Simmons and Watson for their services as directors of CompX.

Insurance Matters.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, purchase certain insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies.  Tall Pines and EWI provide for or broker these insurance policies.  Tall Pines is a captive insurance company wholly owned by Valhi, and EWI is a reinsurance brokerage and risk management company wholly owned by us.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2007, we, CompX and Kronos Worldwide paid premiums of approximately $10.2 million for insurance policies Tall Pines provided or EWI brokered, including approximately $1.3 million paid by Louisiana Pigment Company, L.P., a partnership of which a wholly owned subsidiary of Kronos Worldwide and a subsidiary of Huntsman Corporation each own 50%.  These amounts principally included payments for insurance and reinsurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  In our opinion, the amounts that we, our subsidiaries and Louisiana Pigment paid for these insurance policies and the allocation among us and our related entities of these insurance premiums are reasonable and are less than the costs we would incur if such policies were obtained or brokered through third parties.  We expect that these relationships with Tall Pines and EWI will continue in 2008.  Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but our independent directors were not asked to approve it.

Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.”  As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions.  The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Contran’s policy, however, is to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections.  In 2007 pursuant to the tax sharing agreements and policies, we made net cash payments to Valhi of approximately $14.2 million, and Kronos Worldwide made net cash payments to Valhi of approximately $3.0 million.  Because the calculation of amounts payable to Valhi by us and our subsidiaries is determined pursuant to the applicable tax law in accordance with the tax sharing agreements and policies, our independent directors were not asked to approve these payments to Valhi.

Reduction in the Outstanding CompX Class A Common Stock.  In October 2007, CompX on a net basis purchased and/or cancelled approximately 2.7 million shares of its class A common stock formerly held directly or indirectly by TFMC for $19.50 per share paid in the form of a consolidated promissory note pursuant to a stock purchase agreement between CompX and TFMC and a merger agreement among CompX Group, Inc., a former parent of CompX in which we and TFMC were the sole stockholders, and CompX KDL LLC, a former wholly owned subsidiary of CompX.  The price per share was determined based on CompX’s open market purchases of its class A common stock around the time of the approval of these transactions.  The stock purchase agreement and the merger agreement were approved by the independent directors of CompX and TIMET.

Pursuant to the agreements:

•	CompX Group merged into CompX KDL with CompX KDL surviving the merger;

•	the CompX Group common stock outstanding immediately prior to the merger was cancelled;

•	the 2,586,820 shares of CompX class A common stock and 10.0 million shares CompX class B common stock owned by CompX Group immediately prior to merger were cancelled;

•	simultaneously with the cancellation of the shares formerly held by CompX Group, CompX issued 374,000 shares of CompX class A common stock and 10.0 million shares CompX class B common stock to us;

•	CompX purchased from TFMC 483,600 shares of CompX class A common stock and initiated the cancellation of such shares;

•	CompX issued a consolidated unsecured term loan promissory note to TFMC in the original principal amount of $52,580,190 that:

o	matures in seven years;
o	bears interest at an annual rate of LIBOR plus 1.00%;
o	requires quarterly principal payments of $250,000 beginning on September 30, 2008;
o	does not have prepayment penalties; and
o	is subordinated to the CompX credit agreement with Wachovia Bank, National Association and certain other banks; and

•
TFMC, CompX and certain of its subsidiaries and Wachovia Bank, as administrative agent for the banks that are a party to the CompX credit agreement, entered into a subordination agreement that subordinated certain of the terms of the consolidated promissory note to the CompX credit agreement.

As a result of these transactions, we became the direct owner of the same number of the shares of CompX class A and class B common stock that we formerly held indirectly through CompX Group and TFMC ceased to own, directly or indirectly, any shares of CompX class A common stock and became a creditor of CompX.

During the fourth quarter of 2007, CompX prepaid TFMC approximately $2.6 million of the consolidated promissory note.  TFMC recognized approximately $0.5 million of interest income from this note in 2007.

Sale of Shares of TIMET Common Stock to Valhi.  On October 11, 2007, we entered into a stock purchase agreement with Valhi.  Pursuant to the agreement, we sold to Valhi 800,000 shares of TIMET common stock for a cash purchase price of $33.50 per share and an aggregate purchase price of $26.8 million.  The sales price was equal to the closing sales price per share for TIMET common stock at the close of business on October 10, 2007, which was higher than the average of closing sales prices for TIMET common stock over the thirty days ending on October 10, 2007.  Our independent directors approved the sale.

Consulting Services.  During 2007, TIMET engaged Kronos Worldwide to provide consulting services for the planning and engineering for the construction of a new vacuum distillation process titanium sponge plant.  TIMET paid Kronos Worldwide $0.3 million for such consulting services.  Because these fees were paid as reimbursement for expenses incurred on TIMET’s behalf and essentially covered Kronos Worldwide’s costs in providing the services, neither the independent directors of Kronos Worldwide nor TIMET were asked to approve the engagement.

Simmons Family Matters.  In addition to the services he provides under the ISAs with us and our subsidiaries as discussed under the Intercorporate Services Agreements section above, certain family members of Harold C. Simmons also provide services to us pursuant to these ISAs.  In 2007, L. Andrew Fleck (a step-son of Harold Simmons) provided certain real property management services to us pursuant to these ISAs.  The portion of the fees we paid to Contran in 2007 pursuant to these ISAs for the services of Mr. Fleck was not enough to require quantification under SEC rules.  See the Intercorporate Services Agreements section above for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2007 ISA fee Contran charged us.  As disclosed in the Director Compensation table in this proxy statement:

•	Mr. Glenn Simmons (a brother of Harold Simmons) received compensation in cash and stock from us, Kronos Worldwide and CompX for his director services for 2007; and

•	Contran charged us and CompX for his services under their ISAs with Contran.

We expect similar compensation and ISA charges regarding Mr. Glenn Simmons to continue for 2008.

PROPOSAL 2

REMOVAL OF ARTICLE XI OF CERTIFICATE OF INCORPORATION

Summary of the Proposal.  In an effort to simplify and update our current certificate of incorporation adopted in 1990, our board of directors, at its meeting on February 22, 2008, approved, and is recommending that our shareholders adopt, a proposal to amend our certificate of incorporation to remove Article XI (Requirements for Certain Business Transactions; Exceptions).  Article XI, as contained in our current certificate of incorporation, is set forth in its entirety in Exhibit B to this proxy statement.

Article XI of our current certificate of incorporation provides that, in addition to any affirmative vote required by law or the current certificate of incorporation, certain business combination transactions generally require the affirmative vote of the holders of at least a majority of our common stock, voting together as a single class, excluding those shares which are beneficially owned by all Interested Shareholders or any affiliate of any Interested Shareholder.  For purposes of Article XI, “Interested Shareholder” includes (i) any person (other than NL or our subsidiaries) who beneficially owns more than 10% of the voting power of our outstanding voting stock or (ii) one of our affiliates who any time within the two-year period immediately prior to a business combination transaction beneficially owned 10% or more of the voting power of our then outstanding voting stock.

Article XI provides that it is not applicable if such business combination transaction is consummated after January 1, 1999.  Article XI is therefore no longer applicable and the removal of this provision will not impact the rights of our shareholders.

Voting Requirements.  The adoption of Proposal 2 requires the affirmative vote of the holders of at least two-thirds of our outstanding shares, and also of at least a majority of our outstanding shares that are not beneficially owned by Harold C. Simmons or his affiliates.  If Valhi votes its approximately 83.1% of the outstanding shares of our common stock for Proposal 2 as Valhi intends to do, it is only necessary for the additional affirmative vote of at least a majority of our outstanding shares that are not beneficially owned by Harold C. Simmons or his affiliates to adopt Proposal 2.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION

Summary of the Proposal.  As described above, in an effort to simplify and update our current certificate of incorporation adopted in 1990, our board of directors, at its meeting on February 22, 2008, approved, and is recommending that our shareholders adopt, a proposal to amend and restate our certificate of incorporation.  The proposed amendment and restatement of our certificate of incorporation is set forth as Exhibit A to this proxy statement.  The proposed amendment and restatement of our certificate of incorporation, among other things, would:

•
remove certain provisions of our current certificate of incorporation that ordinarily would appear in by-laws or amend certain other provisions of our current certificate of incorporation that also appear in our by-laws (which by-laws are allowed to be amended by our board of directors without shareholder approval), such as director terms, the power of the board of directors to appoint committees and officers, determine the size of the board and fill vacancies on the board and the power of the board or officers to call special meetings of our shareholders;

•	remove a provision of our current certificate of incorporation that sets forth the power of the board of directors to determine or vary the amount of our working capital;

•
remove certain provisions of our current certificate of incorporation that are similar to provisions of the New Jersey Business Corporation Act (which provisions will continue to provide similar rights even if Proposal 3 is adopted) such as the power of the board of directors to hold meetings outside of New Jersey, the power of the board to remove officers and the power of the shareholders to remove directors or take action by written consent; and

•	make technical amendments to update the name and address of our registered agent and office, set forth our current director names and addresses and renumber article and section numbers.

Summary of the Changes between the Current Certificate of Incorporation and the Proposed Amended and Restated Certificate of Incorporation.  The table on the following pages provides a summary of the differences between our current certificate of incorporation and the proposed amendment and restatement of our certificate of incorporation, other than the removal of Article XI  (Requirements for Certain Business Transactions; Exceptions) of our current certificate of incorporation as described in Proposal 2.  In addition to the changes summarized below, the article and section references in the amended and restated certificate will be revised as applicable.  The article and section references in the table below are to our proposed amended and restated certificate of incorporation unless otherwise indicated.

Current Certificate of Incorporation	Proposed Amended and Restated Certificate of Incorporation
Article II. Location of Office and Registered Agent
Provides the name and address of our registered agent that is no longer correct.	Provides the correct name and address of our current registered agent.
Article IV: Authorized Capital Stock
Provides that our total authorized capital stock is 155,000,000 shares, of which 150,000,000 shares are common stock and 5,000,000 shares are preferred stock.  Also provides for the creation of a series of preferred stock entitled “$8.625 Preferred Stock, Series A” consisting of 500,000 shares, and fixes the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series.
Provides for the same authorized capital stock, with the removal of the reference to the series A preferred stock, which shares have been fully retired.
Article V: Current Board of Directors
Provides the names and addresses of the members of the board of directors as of 1990.	Updates Article V to provide the names and addresses of the current members of our board of directors.
(Former Article VII: Paragraph A.)
Provides that:
(i)the board of directors may hold their meetings outside the State of New Jersey at such places as from time to time may be designated by the by-laws, or by resolution of the board of directors;
(ii)the board of directors may remove any officer elected or appointed by the board of directors;
(iii)any other officer or employee may be removed at any time by vote of the board of directors or by any committee or superior officer upon whom such power or removal may be conferred by the by-laws or by vote of the board of directors;
(iv)the board of directors may appoint an executive committee that may exercise the powers of the board of directors as set forth in our by-laws;

Deletes clauses (i) and (ii) because similar provisions are contained in subsections 14A:6-10(1) and 14A:6-16(1) of the New Jersey Business Corporation Act, which will continue to apply and provide similar rights as those contained in the current certificate of incorporation even if Proposal 3 is approved.
Deletes clauses (iii), (iv), (v) and (vi) because similar powers are conferred on the board of directors in our by-laws and the provisions are not required to be in our certificate of incorporation.
Deletes clause (vii) in favor of relevant limitations on distributions to shareholders or repurchases of stock in the New Jersey Business Corporation Act.

(v)the Board of Directors may appoint any other standing committees with such powers as are conferred or authorized by our by-laws;
(vi)the Board of Directors may appoint certain officers with the powers set forth in our by-laws;
(vii)the Board of Directors may fix or determine, and to vary the amount of our working capital, and to direct and determine the use and disposition of any surplus or net profits over and above the capital stock paid in, and may use and apply any such surplus or accumulated profits in purchasing or acquiring its own obligations to such extent and in such manner, and upon such terms as the board of directors deems expedient.

Article VII: Special Shareholder Meetings; Shareholder Approval of Certain Actions (Former Article IX: Paragraph B and Article VII: Paragraph B)
Provides that special meetings of shareholders may be called by the board of directors, the chairman of the board of directors, the executive committee of the board of directors or the holders of 10% of the shares that would be entitled to vote at such meeting.
Also provides for shareholder approval of certain major transactions.

Amends the provisions relating to special meetings of shareholders to provide that they may be called as set forth in our by-laws or by the holders of at least 10% of the shares that would be entitled to vote at such meeting.  We intend to revise our by-laws to provide that special meetings may be called by the board of directors or management.  We believe that this will provide the board of directors with more flexibility in the future in making changes to these powers without the necessity of a vote of our shareholders that would be required if such provisions remained in our certificate of incorporation, but retains in the amended and restated certificate of incorporation the current rights of shareholders to call a special meeting.
The provision relating to shareholder approval will not be amended.

Article VIII: Board of Directors, Paragraph A.
Provides generally that the number of members of the board of directors will be between seven and 17 persons, with the exact number within the minimum and maximum limitations to be fixed from time to time (i) except as provided in clause (ii) below, by the board of directors or (ii) by the shareholders by a majority vote.  Also provides that all members of the board of directors elected after the 1990 annual meeting will serve one year terms and stand for election at each annual meeting of shareholders.

Provides that the number of directors will consist of one or more persons within the maximum and minimum limitations set forth in our by-laws, with the exact number to be fixed in the same manner as set forth in the current certificate of incorporation.  Currently, our board of directors consists of six members with one vacancy since the minimum number set by our current certificate of incorporation is seven.  The board of directors has determined that it can adequately represent our shareholders with six directors.  By placing these provisions in the by-laws, we are acting in accordance with a common practice of public corporations that provides the board of directors with more flexibility in making changes to these minimum and maximum numbers without the necessity of a vote of our shareholders that would be required if such provisions remained in our certificate of incorporation.

Deletes the sentence related a director’s term since it is similar to section 14A:6-3 of the New Jersey Business Corporation Act, which will continue to apply and provide similar rights as those contained in the current certificate of incorporation even if Proposal 3 is approved.

Article VIII: Board of Directors, Paragraph B
Provides that newly created directorships resulting from any increase in the number of directors may generally be filled by the board of directors and any vacancies on the board of directors may be filled by the remaining directors even though less than a quorum, except that any vacancy resulting from an increase in the board of directors which is the result of a resolution adopted by our shareholders may be filled by the shareholders in accordance with the New Jersey Business Corporation Act and any other applicable provisions of the certificate of incorporation.
Paragraph B also provides that any director chosen in accordance with the preceding sentence will hold office until the next succeeding annual meeting of shareholders and until his successor has been elected and qualified and that no decrease in the number of directors will shorten the term of any incumbent director.

Provides that newly created directorships and vacancies may be filled as set forth in our by-laws.
Deletes the provision relating to the term of a director chosen to fill a vacancy or when the number of directors is decreased, which term will be set forth in a by-law provision.
By placing these provisions in our by-laws, the board of directors would have more flexibility in the future in making changes to the power to fill vacancies on the board of directors or set the term of a director affected by a change in the number of directors without the necessity of a vote of our shareholders that would be required if such provisions remained in our certificate of incorporation.
The provision relating to the power of the shareholders to fill a vacancy resulting from an increase in the board of directors which is the result of a resolution adopted by our shareholders would not be substantively amended.

(Former Article VIII)
Provides that in general any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the votes cast by the shareholders entitled to vote for the election of directors.

Deletes this provision since it is similar to subsection 14A:6-6(1) of the New Jersey Business Corporation Act.  Shareholders therefore will have similar rights as those contained in the current certificate of incorporation even if Proposal 3 is approved.

(Former Article IX)
Provides that any action required or permitted to be taken by shareholders, other than the annual election of directors and the approval of certain other transactions which pursuant to the New Jersey Business Corporation Act require the unanimous consent of all shareholders entitled to vote thereon, may be taken without a meeting upon the written consent of the shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all of the shareholders entitled to vote thereon were present and voting.
Also contains provisions related to the calling of special shareholder meetings that are redundant with those contained in Article VII of the proposed amended and restated certificate of incorporation.

Deletes this provision since it is similar to subsection 14A:5-6(2) of the New Jersey Business Corporation Act.  Shareholders therefore will have similar rights as those contained in the current certificate of incorporation even if Proposal 3 is approved.
Please see “Article VII:  Special Shareholder Meetings; Shareholder Approval of Certain Actions” of the proposed amended and restated certificate of incorporation above for a summary of the amendments to the provisions relating to the calling of special shareholder meetings.

Voting Requirements.  The adoption of Proposal 3 requires the affirmative vote of the holders of at least two-thirds of our outstanding shares.  If Proposal 2 is not adopted by the requisite vote, the text of the proposed amended and restated certificate of incorporation as adopted in this Proposal 3 shall include not only the text of Exhibit A to this proxy statement but also the text of Article XI (Requirements for Certain Business Transactions; Exceptions) of our current certificate of incorporation (which text of Article XI is contained in Exhibit B to this proxy statement).

If Proposal 3 is not adopted, but Proposal 2 is adopted, our current certificate of incorporation will be amended to delete the current Article XI (Requirements for Certain Business Transactions; Exceptions) as described in Proposal 2, but will not be further amended.

Valhi, of which Harold C. Simmons is the chairman of the board, directly held approximately 83.1% of the outstanding shares of our common stock as of the record date.  Valhi has indicated its intention to have its shares of our common stock represented at the meeting and voted FOR Proposal 3.  If Valhi attends the meeting in person or by proxy and votes as indicated, our shareholders will adopt Proposal 3 with Article XI (Requirements for Certain Business Transactions; Exceptions) of our current certificate of incorporation remaining in our proposed amended and restated certificate of incorporation.  The affirmative vote of Valhi’s shares of our common stock when combined with the affirmative vote of at least a majority of our outstanding shares that are not beneficially owned by Harold C. Simmons or his affiliates will be sufficient to adopt Proposals 2 and 3 with the removal of Article XI (Requirements for Certain Business Transactions; Exceptions) from the proposed amended and restated certificate of incorporation.

Amendment and Restatement of our By-Laws.  Upon the approval of Proposal 3, our board of directors will approve amended and restated by-laws with certain changes, among others, that complement our new amended and restated certificate of incorporation.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 3.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of three directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  The audit committee charter is available on our website at www.nl-ind.com under the corporate governance section.

Our management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP.  Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on the effectiveness of our internal control over financial reporting.  Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process.  In its oversight role, our audit committee reviewed and discussed the audited financial statements with management and with PwC, our independent registered public accounting firm for 2007.  Our audit committee also reviewed and discussed our internal control over financial reporting with management and with PwC.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board.  PwC has provided to our audit committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and our audit committee discussed with PwC that firm’s independence.  Our audit committee also concluded that PwC’s provision of non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2007 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Thomas P. Stafford Chairman of our Audit Committee	Cecil H. Moore, Jr. Member of our Audit Committee	Terry N. Worrell Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2007.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the first quarter of 2008.  We expect PwC will be considered for appointment to:

•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2008 and the first quarter of 2009; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2008.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that PwC has billed or is expected to bill to us, CompX or Kronos Worldwide for services rendered for 2006 and 2007 that our audit committee authorized for us and our privately held subsidiaries and the CompX or Kronos Worldwide audit committees each separately authorized for its corporation and such corporation’s privately held subsidiaries.  Additional fees for 2007 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2007 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual shareholder meeting.  In this regard, the fees shown below for 2006 have been adjusted from amounts disclosed in our proxy statement for last year’s annual shareholder meeting.

Entity (1)	Audit Fees (2)	Audit Related Fees (3)	Tax Fees (4)	All Other Fees	Total

NL and Subsidiaries
2006	$317,000	$ -0-	$ -0-	$ -0-	$317,000
2007	$325,000	$ -0-	$ -0-	$ -0-	$325,000

CompX and Subsidiaries
2006	741,100	6,300	14,400	-0-	761,800
2007	674,500	7,500	10,400	-0-	692,400

Kronos Worldwide and Subsidiaries (5)
2006	1,869,000	5,000	18,000	-0-	1,892,000
2007	1,966,000	15,000	19,000	-0-	2,000,000

Total
2006	$2,927,100	$11,300	$32,400	$ -0-	$2,970,800
2007	$2,965,500	$22,500	$29,400	$ -0-	$3,017,400
——————————

(1)	Fees are reported without duplication.

(2)	Fees for the following services:

(a)	audits of consolidated year-end financial statements for each year and audit of internal control over financial reporting;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(3)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal controls over financial reporting.

(4)	Permitted fees for tax compliance, tax advice and tax planning services.

(5)	We account for our interest in Kronos Worldwide by the equity method as of July 1, 2004.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and permitted non-audit services the firm provides to us or any of our subsidiaries other than our publicly held subsidiaries and their respective subsidiaries.  We may not engage the firm to render any audit or permitted non-audit service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of permitted non-audit services of our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These permitted non-audit services include:

•	audit services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	other permitted non-audit services, such as assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing to us under applicable requirements of the SEC or the Public Company Accounting Oversight Board.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of permitted non-audit services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2007, our audit committee preapproved all PwC’s services provided to us or any of our subsidiaries, other than our publicly held subsidiaries and their subsidiaries, in compliance with the amended and restated preapproval policy in effect at that time without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

2007 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is included as part of the annual report mailed to our shareholders with this proxy statement and may also be accessed on our website at www.nl-ind.com.

ADDITIONAL COPIES

Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each shareholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  Certain beneficial shareholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a shareholder at that address gave contrary instructions.  If, at any time, a shareholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such shareholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of our communications, the shareholder should notify his or her broker.  Additionally, we will promptly deliver a separate copy of our 2007 annual report or this proxy statement to any shareholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the shareholder.

To obtain copies of our 2007 annual report or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

NL Industries, Inc.

Dallas, Texas
April 15, 2008

Exhibit A

NL Industries, Inc.
Amended and Restated Certificate of Incorporation

To: Treasurer, State of New Jersey

The undersigned, NL Industries, Inc., a corporation organized and existing by virtue of the New Jersey Business Corporation Act, pursuant to the provisions of Section 14A:9-5 of said Act does hereby certify as follows:

ARTICLE I
NAME

The name of the corporation is “NL Industries, Inc.” (the “Corporation”).

ARTICLE II
LOCATION OF OFFICE AND REGISTERED AGENT

The address of the Corporation’s current registered office in the State of New Jersey, as of the date of this Amended and Restated Certificate of Incorporation, is 830 Bear Tavern Road, West Trenton, New Jersey   08628.  The name of its current registered agent at such address, as of the date of this Amended and Restated Certificate of Incorporation, is The Prentice-Hall Corporation System, New Jersey, Inc.

ARTICLE III
CORPORATE PURPOSE

The purpose for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act (the “Act”).

ARTICLE IV
AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation is one hundred fifty-five million (155,000,000) shares, of which one hundred fifty million (150,000,000) shares shall be common stock (hereinafter called “Common Stock”), with the par value of $.125 each, and five million (5,000,000) shares shall be preferred stock (hereinafter called “Preferred Stock”), without par value.

A.           Common Stock.  Subject to the provisions of any series of Preferred Stock which may at the time be outstanding, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available for the purpose, such dividends as may be declared from time to time by the Board of Directors.  In the event of the liquidation of the Corporation, or upon the distribution of its assets, after the payment in full or the setting apart for payment of such preferential amounts, if any, as the holders of Preferred Stock at the time outstanding shall be entitled, the remaining assets of the Corporation available for payment and distribution to shareholders shall, subject to any participating or similar rights of Preferred Stock at the time outstanding, be distributed ratably among the holders of Common Stock at the time outstanding.  Each share of Common Stock shall be entitled to one (1) vote, on a non-cumulative basis, at all meetings of shareholders, and shall have no preference, conversion, exchange, preemptive or redemption rights.

B.           Preferred Stock.  The Board of Directors is hereby expressly authorized, to the full extent now or hereafter permitted by the laws of the State of New Jersey, at any time, and from time to time, to provide for the issuance of some or all of the Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative participating options or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including (without limiting the generality thereof) the following as to each such series:

(i)           the designation of such series;

(ii)           the dividends, if any, payable with respect to such series, the rates or basis for determining such dividends, any conditions and dates upon which such dividends shall be payable, the preferences, if any, of such dividends over, or the relation of such dividends to, the dividends payable on any other class or series of stock of the Corporation, including the imposition of restrictions or limitations on dividends payable with respect to any other class or series of stock of the Corporation, whether such dividends shall be non-cumulative or cumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

(iii)           whether shares of Preferred Stock of such series shall be redeemable at the option of the Corporation or the holder or both or upon the happening of a specified event or events and, if redeemable, whether for cash, property or rights, including securities of the Corporation, the time, prices or rates and any adjustment and other items and conditions of such redemption;

(iv)           the terms and amount of any sinking, retirement or purchase fund provided for the purchase or redemption of Preferred Stock of such series;

(v)           whether or not Preferred Stock of such series shall be convertible into or exchangeable for shares of another class or series, at the option of the Corporation or of the holder or both or upon the happening of a specified event or events and, if provision be made for such conversion or exchange, the terms, prices, rates, adjustments and any other terms and conditions thereof;

(vi)           the extent, if any, to which the holders of the Preferred Stock of such series shall be entitled to vote with respect to the election of Directors or otherwise, including, without limitation, the extent, if any, to which such holders shall be entitled, voting as a series or as a part of a class, to elect one or more Directors upon the happening of a specified event or events or otherwise;

(vii)           the restrictions, if any, on the issue or reissue of Preferred Stock of such series or any other series; and

(viii)           the rights of the holders of the Preferred Stock of such series upon the termination of the Corporation or any distribution of its assets.

Before the Corporation shall issue any Preferred Stock of any series, the Board of Directors shall adopt a resolution or resolutions fixing the voting powers, designations, preferences and rights of such series, the qualifications, limitations or restrictions thereof, and the number of shares of Preferred Stock of such series, and appropriate documents shall be executed and filed as required by law.

Unless otherwise provided in any such resolution or resolutions, the holders of the series so authorized shall have non-cumulative voting rights (to the extent such series has any voting rights) and shall have no conversion, exchange, preemptive or redemption rights.  Unless otherwise provided in any such resolution or resolutions, the number of shares of Preferred Stock of the series authorized by such resolution or resolutions may be increased or decreased from time to time (but not below the number of shares of Preferred Stock of such series then outstanding), and the number of shares of Preferred Stock specified in any such decrease shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

ARTICLE V
CURRENT BOARD OF DIRECTORS

The number of directors constituting the current Board of Directors of the Corporation, as of the date of this Amended and Restated Certificate of Incorporation, is six (6), and the names and addresses of such persons are:

Name of Director	Address

Cecil H. Moore, Jr.	Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697

Glenn R. Simmons	Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697

Harold C. Simmons	Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697

Thomas P. Stafford	Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697

Steven L. Watson	Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697

Terry N. Worrell	Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697

ARTICLE VI
DURATION

The duration of the Corporation shall be perpetual.

ARTICLE VII
SPECIAL SHAREHOLDER MEETINGS;
SHAREHOLDER APPROVAL OF CERTAIN ACTIONS

A.           Special Meetings of Shareholders.  Except as otherwise required by law and subject to the rights of the holders of Preferred Stock or any other class of capital stock of the Corporation (other than Common Stock) or any series of any of the foregoing which is then outstanding, special meetings of shareholders of the Corporation may be called (i) as set forth in the by-laws of the Corporation or (ii) by the holders of at least 10% of the shares of the Corporation that would be entitled to vote at such meeting.

B.           Shareholder Approval of Certain Actions.  Except as otherwise required by this Certificate:

(i)           A plan of merger or a plan of consolidation approved by the Board of Directors and submitted to a vote of the shareholders of the Corporation at a meeting at which action is to be taken on any such plan, shall be approved upon receiving the affirmative vote of a majority of the votes cast by the holders of shares of the Corporation entitled to vote thereon, and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

(ii)           A sale, lease, exchange, or other disposition of all, or substantially all, the assets of the Corporation, if not in the usual and regular course of business as conducted by the Corporation, recommended by the Board of Directors and submitted to a vote of the shareholders of the Corporation at a meeting at which action is to be taken thereon, shall be approved upon receiving the affirmative vote of a majority of the votes cast by the holders of shares of the Corporation entitled to vote thereon, and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each clan vote

ARTICLE VIII
BOARD OF DIRECTORS

A.           Number.  Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of Preferred Stock or any other class of capital stock of the Corporation (other than Common Stock) or any series of any of the foregoing which is then outstanding, the number of the directors of the Corporation shall consist of one or more persons within the minimum and maximum limitations set forth in the by-laws of the Corporation.  The exact number of directors within the minimum and maximum limitations specified in the first sentence of this Article VIII shall be fixed from time to time (i) except as provided in clause (ii) below, by the Board of Directors pursuant to a resolution adopted as set forth in the by-laws of the Corporation or (ii) by the shareholders pursuant to a resolution adopted by a majority of the shareholders of the Corporation entitled to vote for the election of directors.

B.           Newly Created Directorships and Vacancies.  Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of Preferred Stock or any other class of capital stock of the Corporation (other than Common Stock) or any series of any of the foregoing which is then outstanding, newly created directorships resulting from any increase in the number of directors, and any vacancies on the Board of Directors, however caused, shall be filled as set forth in the by-laws of the Corporation; provided, however, that any vacancy resulting from an increase in the Board of Directors which is the result of a resolution adopted by the shareholders of the Corporation may be filled by the shareholders of the Corporation in accordance with the Act and any other applicable provisions of this Amended and Restated Certificate of Incorporation and the by-laws of the Corporation.

ARTICLE IX
BY-LAWS

Subject always to the by-laws made by the shareholders, the Board of Directors may make by-laws from time to time, and may alter, amend or repeal any by-laws, but any by-laws made by the Board of Directors may be altered or repealed by the shareholders at any annual meeting or at any special meeting, provided notice of such alteration or repeal be included in the notice of the meeting.

ARTICLE X
LIMITATION OF LIABILITY

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such persons duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.  If the Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act as so amended.  Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of the Corporation is executed and attested on behalf of NL Industries, Inc. by its officers hereunto duly authorized on this 21st day of May, 2008.

NL Industries, Inc.

By:
Gregory M. Swalwell
Vice President, Finance and
Chief Financial Officer
ATTEST:

A. Andrew R. Louis, Secretary

Exhibit B
Article XI of the Current Certificate of Incorporation of NL Industries, Inc.

ARTICLE XI.
REQUIREMENTS FOR CERTAIN BUSINESS TRANSACTIONS; EXCEPTIONS

A.           Requirements for Certain Business Transactions.  In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation (including, without limitation, the provisions of paragraph B of Article VII hereof), and except as otherwise expressly provided in paragraph C of this Article XI:

(i)           any merger or consolidation of the Corporation or any Subsidiary with (a) any Interested Shareholder or (b) any other corporation or other person (whether or not itself an interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or

(ii)           any plan of exchange for all outstanding shares of the Corporation or any Subsidiary or for any class of shares of either with (a) any Interested Shareholder or (b) any other corporation or other person (whether or not itself an Interested Shareholder) who is, or after such plan of exchange would be, an Affiliate of an Interested Shareholder; or

(iii)           any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested Shareholder or any Affiliate of any Interested Shareholder of all or substantially all of the assets of the Corporation or any Subsidiary; or

(iv)           the adoption of an plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v)           any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate of any Interested Shareholder; shall require (i) the affirmative vote of the holders of at least a majority of the Common Stock, voting together as a single class, excluding from the number of shares deemed to be outstanding at the time of such vote and from such vote those shares which are beneficially owned, directly or indirectly, by all Interested Shareholders or any Affiliate of any Interested Shareholder and (ii) the opinion of a nationally recognized investment banking firm as to the fairness of the terms of the Business Transaction (as hereinafter defined) from a financial point of view to the holders of the outstanding shares of capital stock of the Corporation other than any Interested Shareholder and any Affiliate of any Interested Shareholder.  The affirmative vote described in the previous sentence shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B.           Definition of “Business Transaction”.  The term “Business Transaction” as used in this Article XI shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Article XI.

C.           Exceptions.  The provisions of paragraph A of this Article XI shall not be applicable to any particular Business Transaction, and such Business Transaction shall require only such affirmative vote as is required by law and any other provision of this Amended and Restated Certificate of Incorporation, (i) if the Interested Shareholder is the beneficial owner of 90% or more of the voting power of the then outstanding Voting Stock, except that the requirement for an opinion of a nationally recognized investment banking firm as to the fairness of such transaction as described above shall continue to be applicable, or (ii) if such Business Transaction is consummated after January 1, 1999, or (iii) if each of the following conditions are met: (a) the interest of the Interested Shareholder or any Affiliate of any Interested Shareholder in the transaction is solely that of a holder of the Corporation’s securities and (b) the Interested Shareholder or any such Affiliate receives no benefit or consideration in the transaction as such which is not received proportionately by all holders of the same class of such securities, and (c) if, in the Business Transaction, the Interested Shareholder or an Affiliate of the Interested Shareholder receives any interest in a Subsidiary or a successor to the Corporation or any Subsidiary, the charter or similar governing instrument of such Subsidiary or successor contains provisions substantially identical to this Article XI hereof or if the charter of such Subsidiary or such successor does not so provide, the charter is amended on or prior to consummation of the Business Transaction to so provide.

D.           Certain Definitions.  For purposes of this Article XI:

(i)           A “person” shall mean any individual, firm, corporation or other entity.

(ii)           “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(a)           is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

(b)           is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date, in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(c)           is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(iii)           A person shall be a “beneficial owner” of any Voting Stock:

(a)           which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(b)           which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right, to vote pursuant to any agreement, arrangement or understanding; or

(c)           which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(iv)           For the purpose of determining whether a person is an Interested Shareholder pursuant to subparagraph (ii) of this paragraph D, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (iii) of this paragraph D but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v)           “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 16, 1988.

(vi)           “Subsidiary” means any corporation, partnership or other unincorporated business organization of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph (ii) of this paragraph D, the term “Subsidiary” shall mean only a corporation, partnership or other unincorporated business organization of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(vii)           “Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

(viii)           “Voting Stock” means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

E.           Powers of the Board of Directors.  The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article XI, on the basis of information known to it after reasonable inquiry, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person and (iii) whether a person is an Affiliate or Associate of another.  Any such determination made in good faith shall be binding and conclusive on all parties.

F.           Effect on Fiduciary Obligations of Interested Shareholders.  Nothing contained in this Article XI shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

G.           Amendment or Repeal.  Notwithstanding any other provision of law, this Amended and Restated Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the by-laws of the Corporation), and in addition to any affirmative vote of the holders of Preferred Stock or any other class of capital stock of the Corporation or any series of any of the foregoing then outstanding which is required by law or by or pursuant to this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class (it being understood that for purposes of this Article XI, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV of this Amended and Restated Certificate of Incorporation), excluding from the number of shares deemed to be outstanding at the time of such vote and from such vote those shares which are beneficially owned, directly or indirectly, by any Interested Shareholder and any Affiliate of any Interested Shareholder, shall be required to amend or repeal this Article XI of this Amended and Restated Certificate of Incorporation.

NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Dear Shareholder:

NL Industries, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares.  You can vote your shares electronically through the internet or by telephone.  This eliminates the need to return this proxy card.

Your electronic or telephonic vote authorizes the agents named on this proxy card to vote in the same manner as if you marked, signed, dated and returned this proxy card.  If you vote your shares electronically or telephonically, do not mail back this proxy card.

Your vote is important.  Thank you for voting.
SEE REVERSE SIDE.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – NL Industries, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NL INDUSTRIES, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 2008

The undersigned hereby appoints Steven L. Watson, Robert D. Graham and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2008 Annual Meeting of Shareholders (the “Meeting”) of NL Industries, Inc., a New Jersey corporation (“NL”), to be held at NL’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Wednesday, May 21, 2008, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.125 per share, of NL standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The proxies, if this card is properly executed, will vote in the manner directed on this card.  If no direction is made, the proxies will vote “FOR” all nominees named on the reverse side of this card for election as directors, “FOR” Proposals 2 and 3 and, to the extent allowed by applicable law, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on May 21, 2008.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/NL
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
A. Proposals – The Board of Directors recommends a vote FOR all the nominees listed and For Proposals 2 and 3.
1.	Election of Directors:
	For	Withhold		For	Withhold		For	Withhold
01 – Cecil H. Moore, Jr.	☐	☐	02 – Glenn R. Simmons	☐	☐	03 – Harold C. Simmons	☐	☐
04 – Thomas P. Stafford	☐	☐	05 – Steven L. Watson	☐	☐	06 – Terry N. Worrell	☐	☐

	For	Against	Abstain		For	Against	Abstain
2.Amendment to the Certificate of Incorporation to delete Article XI (Requirements for Certain Business Transactions; Exceptions)	☐	☐	☐	3.Amendment and Restatement of Certificate of Incorporation	☐	☐	☐

4.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof

B.  Non-Voting Items
Change of Address - Please print new address below.

C.  Authorized Signatures – This section must be completed for your vote to be counted.  – Date and Sign Below
NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity.  Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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